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                                                                  Exhibit (a)(2)


                                                Millennium Pharmaceuticals, Inc.
                                                75 Sidney Street
News Release                                    Cambridge, MA 02139
                                                Tel 617 679 7000
                                                www.millennium.com

                                                [LOGO]
                                                MILLENNIUM


FOR RELEASE MARCH 14, 2002 AT 8:30AM EST
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Contact
Gina Brazier (investors)
(617) 551-3611

               MILLENNIUM ANNOUNCES CASH OFFERS FOR NOTES ASSUMED
                        IN COR THERAPEUTICS, INC. MERGER

CAMBRIDGE, MASS., MARCH 14, 2002-- Millennium Pharmaceuticals, Inc. (Nasdaq:
MLNM) today announced its cash offers to the holders of its outstanding 4.50% Convertible Senior Notes due June 15, 2006 and 5.00% Convertible Senior Notes due March 1, 2007.

The offers are required by the terms under which the notes were originally issued. As previously announced, the offered cash amount equals 100% of the principal amount of the notes plus interest accrued and unpaid through April 28, 2002. The offers and withdrawal rights expire at 9:00 a.m., Eastern Time, on Monday, April 29, 2002.

Millennium assumed the $600 million in notes in connection with its merger with COR Therapeutics, Inc. on February 12, 2002 and the notes are now convertible into Millennium stock. Additionally the noteholders have an option to submit their notes in exchange for cash through these offers. Due to current market conditions, Millennium is actively considering giving noteholders a new right to sell Millennium the notes at a future date. If Millennium decides to add such a right to the notes, it will make a public announcement of that fact by issuing a press release no later than April 22, 2002.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offers are made only through the Change in Control Notice and Offer to Repurchase and the related Letter of Transmittal, which are being mailed to noteholders today. Additional copies of these documents may be obtained by contacting the Dealer Manager for the offers, Morgan Stanley, at
(212) 761-8432, or the Paying Agent for the offers, U.S. Bank, N.A., at
(651) 244-8677.



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MILLENNIUM ANNOUNCES CASH OFFERS FOR NOTES ASSUMED IN COR THERAPEUTICS, INC.
MERGER


ABOUT MILLENNIUM

Millennium, a leading biopharmaceutical company, applies its comprehensive and integrated science and technology platform for the discovery and development of breakthrough therapeutic and predictive medicine products, with a goal of delivering personalized medicine. Through the industrialization of this gene-to-patient platform, Millennium is also striving to accelerate the process of drug discovery and development. Headquartered in Cambridge, Massachusetts, Millennium currently employs more than 1,800 people.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Millennium plans to file today with the SEC Schedule TOs in connection with its change in control cash repurchase offer for each of the 4.50% notes and the 5.00% notes. The Schedule TOs, including the related Change in Control Notice and Offer to Purchase, will contain important information about Millennium, the notes, the change in control repurchase offer and related matters. Investors and security holders are urged to read the Schedule TOs carefully when they become available.

Investors and security holders may obtain free copies of each of the Schedule TOs and other documents filed with the SEC by Millennium through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of each of the Schedules TOs from Millennium by contacting Gina Brazier, from the Dealer Manager, by contacting Morgan Stanley at (212) 761-8432 or from the Paying Agent by contacting Frank Leslie of U.S. Bank, N.A. at (651) 244-8677.

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Editor's Note: This release is available on Millennium's Web site at:
www.millennium.com
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